Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements Nos. 333-11237 and 333-135118 of General Growth Properties, Inc. on Form S-8 of our report dated June 28, 2006 appearing in this Annual Report on Form 11-K of the General Growth Management Savings and Employee Stock Ownership Plan for the year ended December 31, 2005.
Deloitte & Touche LLP

Chicago, Illinois
June 28, 2006